P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	John C. Rogers
January 27, 2017		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. ANNOUNCES 4TH QUARTER EARNINGS AND
RECORD FULL YEAR NET INCOME FOR 2016
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced results for the quarter and year ended December 31, 2016. Net income totaled $7.4 million for the fourth quarter of 2016, representing earnings per diluted common share of $0.41. In comparison, earnings per diluted common share were $0.43 and $0.14 for the third quarter of 2016 and fourth quarter of 2015, respectively. For the year, net income was $31.2 million in 2016 versus $10.9 million in 2015, representing earnings per diluted common share of $1.71 and $0.61, respectively.
"During 2016, we delivered on many of the objectives that had been communicated throughout the year, including loan growth of 7%, positive operating leverage, an efficiency ratio of 65% and control of credit quality and associated credit costs. These objectives were achieved while upgrading our core banking systems, which will provide us with the capacity and capabilities to continue to grow," said Chuck Sulerzyski, President and Chief Executive Officer. "While the system upgrade resulted in a pre-tax combined revenue and expense impact of $1.3 million, or $0.05 earnings per diluted share for the full year, the feedback from customers has been positive. We are pleased with our accomplishments for the year, and remain committed to continual improvement throughout 2017."

Statement of Operations Highlights:

•	Total revenue grew 8% for the full year, 2% compared to the fourth quarter of 2015, and was down 2% compared to the linked quarter.

◦	Net interest income was the main contributor to the growth compared to the prior year periods as it grew 3% compared to the fourth quarter of 2015 and 7% compared to the full year of 2015.

◦	A decrease in non-interest income was the main cause of the decline compared to the linked quarter, which was largely the result of a decrease in commercial loan swap fee income.

•	Provision for loan losses was $0.7 million for the fourth quarter and $3.5 million for the full year of 2016, due primarily to loan growth and stable asset quality trends.

•	Total non-interest expense was $27.3 million for the fourth quarter of 2016, up slightly compared to the linked quarter, flat compared to the fourth quarter of 2015, and down 7% for the full year.

◦
Peoples executed an upgrade of its core banking systems on November 7, 2016 which negatively impacted expenses for the fourth quarter of 2016 by $0.7 million and $1.3 million for the full year of 2016.

◦
The efficiency ratio was 66.9% for the fourth quarter of 2016, compared to 64.3% for the third quarter of 2016 and 67.9% for the fourth quarter of 2015. For the full year, the efficiency ratio was 65.1% in 2016 compared to 75.5% in 2015.

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The efficiency ratio, when adjusted for non-core items, was 64.8% for the fourth quarter of 2016, compared to 63.3% for the third quarter of 2016 and 64.7% in the fourth quarter of 2015. For the full year, the efficiency ratio, when adjusted for non-core items, was 64.3% in 2016 compared to 67.5% in 2015.

•	Operating leverage was positive for the fourth quarter of 2016 compared to the fourth quarter of 2015, and for the full year of 2016.

Balance Sheet Highlights:

•	Period-end total loan balances reflected annualized growth of 10% for the fourth quarter, and 7% for the full year.

◦	Commercial loan balances grew at an annualized rate of 14% for the fourth quarter, or $43.1 million, and 8% for the full year, or $89.2 million.

◦	Consumer loan balances grew at an annualized rate of 5% for the fourth quarter, or $12.6 million, and 7% for the full year, or $63.3 million.

•	Asset quality remained relatively stable for the quarter.

◦	Net charge-offs as a percent of average gross loans (annualized) were 0.09% for the fourth quarter and full year of 2016.

◦	Criticized loans were relatively flat compared to the linked quarter.

◦	Nonperforming assets increased $1.5 million during the fourth quarter driven by an increase in nonaccrual loans.

◦	Allowance for loan losses at December 31, 2016 increased $1.7 million, or 10%, compared to December 31, 2015.

◦	Allowance for loan losses as a percent of originated loans, net of deferred fees and costs, was 1.08% at December 31, 2016, compared to 1.13% at September 30, 2016 and 1.19% at December 31, 2015.

•	Average deposit balances increased 1% compared to the fourth quarter of 2015 and 5% compared to the full year of 2015, while period-end deposit balances decreased 1% compared to December 31, 2015.

◦	Retail certificates of deposit declined compared to the linked quarter, the prior year fourth quarter and the full year of 2015, both for period end and average balances.

◦	Period-end governmental deposits declined compared to the linked quarter, the prior year fourth quarter and the full year of 2015.

◦	Interest-bearing demand accounts increased compared to the linked quarter, the prior year fourth quarter and the full year of 2015, both for period end and average balances.

◦	Cost of interest-bearing deposit balances was flat compared to the linked quarter and 2 basis points less than the fourth quarter of 2015.
Note: The comparison of the income statement and average balance sheet results between the full year of 2015 and the full year of 2016 was affected by the NB&T Financial Group, Inc. ("NB&T") acquisition, which closed March 6, 2015.
Net Interest Income:
Net interest income for the fourth quarter of 2016 was $26.7 million, up 2% compared to the linked quarter and 3% higher than the fourth quarter of 2015, while the net interest margin for these periods was 3.54%, 3.54% and 3.56%, respectively. The increase compared to the prior periods in net interest income was due primarily to the growth in average loan balances and the related interest income.
For the full year 2016, net interest income was $104.9 million, up 7% compared to 2015, while the net interest margin for those periods was 3.54% and 3.53%, respectively. The loan growth and NB&T acquisition were the drivers of the increase in net interest income.
The accretion income, net of amortization expense, from acquisitions was $0.9 million for the fourth quarter of 2016, compared to $0.8 million in the third quarter of 2016 and $1.2 million for the fourth quarter of 2015, which added 11 basis points, 10 basis points and 16 basis points, respectively, to net interest margin. For the full year of 2016, accretion income, net of amortization expense, from acquisitions was $3.5 million, compared to $4.8 million in 2015, or 11 basis points and 17 basis points, respectively.
Net interest margin, excluding the net accretion income, described above, declined 1 basis point compared to the linked quarter, and improved 3 basis points compared to the fourth quarter of 2015. For the full year of 2016, net interest margin, excluding net accretion income, improved 7 basis points compared to 2015. The changes in net interest margin were the result of the sustained shift in the mix of the balance sheet, for both assets and liabilities, coupled with the restructuring of certain borrowings during the second quarter of 2016.
Provision for Loan Losses:
For the fourth quarter of 2016, provision for loan losses was $0.7 million, compared to $1.1 million for the third quarter of 2016 and $7.2 million for the fourth quarter of 2015. Recent loan growth was the main driver of the provision for loan losses recorded during the fourth quarter and the full year of 2016. Provision for loan losses was $3.5 million for the full year of 2016, compared to $14.1 million for 2015. The provision recorded in the fourth quarter of 2015, and most of the amount recorded for the full year of 2015, was the result of a charge-off associated with one large commercial loan relationship.

Non-interest Income:
Total non-interest income for the fourth quarter of 2016 decreased $1.4 million, or 11%, compared to the linked quarter, and was flat compared to the fourth quarter of 2015. The decrease compared to the third quarter of 2016 was due primarily to decreases in commercial loan swap fee income, electronic banking income, insurance income and deposit account service charges. Commercial loan swap fee income is dependent upon customers preference for fixed versus variable interest rate loans, and the ability of the customers seeking the swap product to satisfy the financially sophisticated criteria to be eligible, which leads to variability in this income stream. Electronic banking income was impacted by third party annual volume incentive revenue that was received in the third quarter. Insurance income is typically lower in the fourth quarter. Deposit account service charges were impacted by the system upgrade as Peoples granted waivers of $85,000 related to account services charges in the month of the upgrade.
For the full year of 2016, total non-interest income increased $3.6 million, or 8%, compared to 2015. The increase compared to 2015 was due to increases in electronic banking income, trust and investment income, bank owned life insurance income and commercial loan swap fee income, with a portion of the growth attributable to the NB&T acquisition. The increase in electronic banking income was the result of the increased usage of debit cards by more customers. The increase in trust and investment income was due largely to growth in assets under management and the full year effect of NB&T operations. The increase in bank owned life insurance income was the result of the additional $35 million of bank owned life insurance policies that were purchased late in the second quarter of 2016.
Non-interest Expenses:
Non-interest expenses were up 2% for the fourth quarter of 2016 compared to the linked quarter and relatively flat compared to the fourth quarter of 2015. The increase compared to the linked quarter was due primarily to an increase in costs associated with the upgrade of Peoples' core banking systems, which was executed on November 7, 2016. Non-interest expenses, adjusted for non-core charges, were relatively flat compared to the linked quarter and up 2% compared to the fourth quarter of 2015. The increase compared to the fourth quarter of 2015 was largely the result of increased sales-based and incentive compensation expense, partially offset by a reduction in Federal Deposit Insurance Corporation ("FDIC") insurance expense. In the fourth quarter of 2016, Peoples incurred $746,000 of costs associated with the system upgrade, compared to $423,000 in the third quarter of 2016. In the fourth quarter of 2015, Peoples incurred $1.3 million of non-core charges, primarily acquisition-related costs.
For the full year of 2016, non-interest expenses were down $8.2 million, or 7%, compared to 2015. Non-interest expenses, adjusted for non-core charges, were up 2% compared to the full year of 2015. The increase compared to 2015 was primarily due to the full year effect of operating expenses associated with the NB&T acquisition, and increased sales-based and incentive compensation earned under the corporate incentive plan. Peoples' number of full-time equivalent employees declined to 782 at December 31, 2016, compared to 799 September 30, 2016 and 817 at December 30, 2015.
The efficiency ratio for the fourth quarter of 2016 was 66.9%, compared to 64.3% for the linked quarter and 67.9% for the fourth quarter of 2015. The increase in the efficiency ratio for the quarter was largely the result of the increase of $323,000 in non-core, system upgrade costs. The efficiency ratio, when adjusted for non-core items, was 64.8% for the fourth quarter of 2016, 63.3% for the linked quarter and 64.7% for the fourth quarter of 2015. The higher adjusted efficiency ratio in the fourth quarter of 2016 compared to the linked quarter was primarily due to lower non-interest income.
For the full year of 2016, the efficiency ratio was 65.1% compared to 75.5% in 2015. The decrease in the efficiency ratio in 2016 compared to 2015 was the result of non-core charges, which were $10.5 million higher in 2015 primarily due to the acquisition costs associated with the NB&T acquisition. For the full year of 2016, the efficiency ratio, when adjusted for non-core items, was 64.3% compared to 67.5% in 2015. The decrease in the adjusted efficiency ratio in 2016 compared to 2015 was due primarily to 8% revenue growth between the full year of 2016 and the full year of 2015.
Loans:
Period-end total loan balances at December 31, 2016 increased $55.7 million, or 10% annualized, compared to the September 30, 2016 balances, primarily driven by growth in commercial loan balances. Commercial loans grew $43.1 million, or 14% annualized, with commercial and industrial loan growth of $22.3 million, or 22% annualized, and commercial real estate loan growth of $20.8 million, or 10% annualized, during the fourth quarter of 2016. Consumer loans grew $12.6 million, or 5% annualized, during the fourth quarter, due mainly to indirect loan growth of $22.5 million, or 39% annualized, which was partially offset by a decline of $9.2 million, or 7% annualized, in residential real estate loan balances.
For the year, period-end loan balances increased 7%, with growth of 8% in commercial loan balances and 7% in consumer loan balances. Indirect lending experienced the largest growth across all loan categories for the year, increasing by $85.7 million, or 51%. Commercial and industrial loan growth was $70.6 million, or 20%, for the year.

The average loan balances for the fourth quarter of 2016 increased $50.4 million, or 9% annualized, compared to the linked quarter, $124.1 million, or 6%, compared to the fourth quarter of 2015, and $180.9 million, or 9%, for the year. The increase compared to the linked quarter was due to a $32.1 million increase in commercial loan balances and a $18.3 million increase in consumer loan balances. Compared to the fourth quarter of 2015, consumer loan balances increased $63.5 million while commercial loan balances increased $60.6 million. For the year, commercial loan balances increased $100.7 million and consumer loan balances increased $80.2 million. The growth in commercial loan balances for all periods was driven by commercial and industrial loan balances, while the growth in consumer loan balances was driven by indirect loan balances.
Asset Quality:
Asset quality metrics remained relatively stable during the fourth quarter of 2016. Annualized net charge-offs were 0.09% of average gross loans during the fourth quarter of 2016, compared to 0.14% in the third quarter of 2016 and 2.63% in the fourth quarter of 2015. For the full year of 2016, net charge-offs were 0.09% of average gross loans compared to 0.78% in 2015.
Criticized loans, which are those categorized as watch, substandard or doubtful, decreased $0.1 million compared to September 30, 2016 and $23.0 million compared to December 31, 2015. Classified loans, which are those categorized as substandard or doubtful, increased $4.0 million compared to September 30, 2016 and declined $2.6 million compared to December 31, 2015. The increase in classified loans during the fourth quarter of 2016 was primarily related to one commercial loan relationship. Criticized loans as a percentage of total loans was 4.46% at December 31, 2016, compared to 4.58% at September 30, 2016 and 5.89% at December 31, 2015. Classified loans as a percentage of total loans was 2.59% at December 31, 2016, compared to 2.48% at September 30, 2016 and 2.91% at December 31, 2015.
Period-end nonperforming assets increased $1.5 million compared to September 30, 2016, due primarily to an increase of $2.0 million in nonaccrual loans, which was partially offset by a decrease of $0.4 million in loans 90+ days past due and accruing. The increase in nonaccrual loans was related to a few small loans, not one specific credit. Compared to December 31, 2015, nonperforming assets increased $5.5 million, due primarily to an increase in nonaccrual loans of $7.8 million, which was partially offset by a decrease in loans 90+ days past due and accruing of $2.2 million. As a percent of total assets, nonperforming assets were 0.75% at December 31, 2016, compared to 0.72% at September 30, 2016 and 0.62% at December 31, 2015.
At December 31, 2016, the allowance for loan losses increased to $18.4 million, compared to $18.2 million at September 30, 2016, and $16.8 million at December 31, 2015. The ratio of the allowance for loan losses as a percent of originated loans (which does not include acquired loan balances), net of deferred fees and costs, was 1.08% at December 31, 2016, compared to 1.13% at September 30, 2016 and 1.19% at December 31, 2015. The decline in this ratio compared to September 30, 2016 and December 31, 2015 was primarily due to the continued stabilization of the asset quality metrics.
Deposits:
Period-end deposits decreased $65.7 million, or 3%, during the quarter, with much of the decrease attributable to interest-bearing deposits, specifically governmental deposits and retail certificates of deposit. Compared to December 31, 2015, period-end deposits decreased $26.2 million due primarily to a $64.1 million, or 14%, decrease in retail certificates of deposit. Governmental deposits declined $25.0 million compared to December 31, 2016, and brokered certificates of deposits decreased $18.2 million, all of which was partially offset by increases in interest-bearing demand accounts of $29.0 million, savings accounts of $22.0 million, non-interests-bearing accounts of $16.5 million and money market accounts of $13.6 million. The continued decline in retail certificates of deposit was mainly the result of the continued focus on growing low-cost deposits. Non-interest-bearing deposits comprised 29% of total deposits at both December 31, 2016 and September 30, 2016, compared to 28% at December 31, 2015.
Average deposits for the fourth quarter of 2016 compared to the linked quarter decreased $6.4 million, as average interest-bearing deposits decreased $40.3 million, which was partially offset by an increase in average non-interest-bearing deposits of $33.9 million. The decrease in interest-bearing deposits was due to a decrease in governmental deposits and certificates of deposit. Average deposits for the fourth quarter of 2016 increased $16.0 million, or 1%, compared to the fourth quarter of 2015, and for the full year of 2016 increased $125.6 million, or 5%, compared to the full year of 2015. The increase compared to the fourth quarter of 2015 was driven by a $27.1 million, or 4%, increase in non-interest-bearing deposits. For the year, 53% of the growth in average deposits was due to interest-bearing deposits, while 47% was due to non-interest-bearing deposits.
Stockholders' Equity:
At December 31, 2016, the tier 1 risk-based capital ratio was 13.21%, compared to 13.34% at September 30, 2016 and 13.67% at December 31, 2015. The total risk-based capital ratio was 14.11% at December 31, 2016, compared to 14.24%

at September 30, 2016 and 14.54% at December 31, 2015. These regulatory capital ratios were impacted by loan growth, partially offset by growth in retained earnings during the fourth quarter of 2016. During the second, third and fourth quarters of 2016, no common shares were repurchased under the share repurchase program, compared to 279,770 shares repurchased in the first quarter of 2016.
Peoples' capital position remained strong at December 31, 2016, despite the slight decline from the third quarter. The decline was mostly due to decreases in the market value of investment securities. Book value per share was $23.92 at December 31, 2016, compared to $24.22 at September 30, 2016 and $22.81 at December 31, 2015. Tangible book value per share was $15.89 at December 31, 2016, compared to $16.14 at September 30, 2016 and $14.68 at December 31, 2015. The tangible equity to tangible assets ratio was 8.80% at December 31, 2016, compared to 9.13% at September 30, 2016 and 8.69% at December 31, 2015.

Peoples Bancorp Inc. is a diversified financial services holding company with $3.4 billion in total assets, 79 locations, including 71 full-service bank branches, and 78 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss fourth quarter and full year 2016 results of operations today at 10:00 a.m., Eastern Standard Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-GAAP Financial Measures
This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management uses these "non-GAAP" financial measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the non-GAAP measures used in this news release:

◦	Core non-interest income is non-GAAP since it excludes the impact of revenue waived related to the system upgrade.

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Core non-interest expenses are non-GAAP since they exclude the impact of costs associated with the system upgrade, acquisition-related costs, pension settlement charges, severance charges and legal settlement charges.

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Efficiency ratio is calculated as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income. This measure is non-GAAP since it excludes amortization of other intangible assets and all gains and/or losses included in earnings, and uses fully tax-equivalent net interest income.

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Tangible assets, tangible equity and tangible book value per common share measures are non-GAAP since they exclude the impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets and the related amortization from earnings.

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Pre-provision net revenue is defined as net interest income plus total non-interest income minus total non-interest expense. This measure is non-GAAP since it excludes provision for loan losses and all gains and/or losses included in earnings.

A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this news release under the caption of "Non-GAAP Financial Measures".

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate", "estimate", "may", "feel", "expect", "believe", "plan", "will", "would", "should", "could" and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:
(1) Peoples' ability to leverage the system upgrade (include the related core operating systems, data systems and products) without complications or difficulties that may otherwise result in the loss of customers, operational problems or one-time costs currently not anticipated to arise in connection with such upgrade;
(2) the success, impact, and timing of the implementation of Peoples' business strategies, including the successful integration of acquisitions and the expansion of consumer lending activity;
(3) Peoples' ability to integrate any future acquisitions which may be unsuccessful, or may be more difficult, time-consuming or costly than expected;
(4) Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders;
(5) local, regional, national and international economic conditions and the impact these conditions may have on Peoples, its customers and its counterparties, and Peoples' assessment of the impact, which may be different than anticipated;
(6) competitive pressures among financial institutions or from non-financial institutions which may increase significantly, including product and pricing pressures, changes to third-party relationships and revenues, and Peoples' ability to attract, develop and retain qualified professionals;
(7) changes in the interest rate environment due to economic conditions and/or the fiscal policies of the United States ("U.S.") government and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which may adversely impact interest rates, interest margins, loan demand and interest rate sensitivity;
(8) changes in prepayment speeds, loan originations, levels of nonperforming assets, delinquent loans and charge-offs, which may be less favorable than expected and adversely impact the amount of interest income generated;
(9) adverse changes in the economic conditions and/or activities, including, but not limited to, continued economic uncertainty in the U.S., the European Union (including the uncertainty created by the June 23, 2016 referendum by British voters to exit the European Union), Asia, and other areas, which could decrease sales volumes, add volatility to the global stock markets, and increase loan delinquencies and defaults;
(10) uncertainty regarding the nature, timing and effect of legislative or regulatory changes or actions, promulgated and to be promulgated by governmental and regulatory agencies in the State of Ohio, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses, including in particular the rules and regulations promulgated and to be promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the Basel III regulatory capital reform;
(11) deterioration in the credit quality of Peoples' loan portfolio, which may adversely impact the provision for loan losses;
(12) changes in accounting standards, policies, estimates or procedures which may adversely affect Peoples' reported financial condition or results of operations;
(13) Peoples' assumptions and estimates used in applying critical accounting policies, which may prove unreliable, inaccurate or not predictive of actual results;
(14) adverse changes in the conditions and trends in the financial markets, including political developments, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities;
(15) Peoples' ability to receive dividends from its subsidiaries;
(16) Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity;
(17) the impact of minimum capital thresholds established as a part of the implementation of Basel III;

(18) the impact of larger or similar sized financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity;
(19) the costs and effects of regulatory and legal developments, including the outcome of potential regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations;
(20) Peoples' ability to secure confidential information through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, may prove inadequate, which could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss;
(21) changes in consumer spending, borrowing and saving habits, whether due to changes in business and economic conditions, legislative or regulatory initiatives, or other factors, which may be different than anticipated;
(22) the overall adequacy of Peoples' risk management program;
(23) the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international widespread natural or other disasters, pandemics, cyberattacks, military or terrorist activities or conflicts;
(24) significant changes in the tax laws, which may adversely affect the fair values of deferred tax assets and obligations of states and political subdivisions held in Peoples' investment securities portfolio; and
(25) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (the “SEC”), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its December 31, 2016 consolidated financial statements as part of its Annual Report on Form 10-K to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2016	2016	2015	2016	2015
PER COMMON SHARE:
Earnings per share:
Basic	$0.41	$0.43	$0.14	$1.72	$0.62
Diluted	0.41	0.43	0.14	1.71	0.61
Cash dividends declared per share	0.17	0.16	0.15	0.64	0.60
Book value per share	23.92	24.22	22.81	23.92	22.81
Tangible book value per share (a)	15.89	16.14	14.68	15.89	14.68
Closing stock price at end of period	$32.46	$24.59	$18.84	$32.46	$18.84

SELECTED RATIOS:
Return on average equity (b)	6.72%	7.07%	2.42%	7.20%	2.69%
Return on average assets (b)	0.87%	0.93%	0.32%	0.94%	0.35%
Efficiency ratio (c)	66.87%	64.33%	67.94%	65.13%	75.50%
Pre-provision net revenue to average assets (b)(d)	1.35%	1.53%	1.31%	1.48%	0.96%
Net interest margin (b)(e)	3.54%	3.54%	3.56%	3.54%	3.53%
Dividend payout ratio	41.70%	37.37%	106.58%	37.40%	96.35%

(a)
This amount represents a non-GAAP financial measure since it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release.

(b)	Ratios are presented on an annualized basis.

(c)
Total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income. This amount represents a non-GAAP financial measure since it excludes amortization of other intangible assets, and all gains and/or losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release.

(d)
This ratio represents a non-GAAP financial measure since it excludes the provision for (recovery of) loan losses and all gains and/or losses included in earnings. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this news release.

(e)	Information presented on a fully tax-equivalent basis.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2016	2016	2015	2016	2015
Interest income	$29,350	$28,730	$28,430	$115,444	$108,333
Interest expense	2,683	2,607	2,566	10,579	10,721
Net interest income	26,667	26,123	25,864	104,865	97,612
Provision for loan losses	711	1,146	7,238	3,539	14,097
Net interest income after provision for loan losses	25,956	24,977	18,626	101,326	83,515

Net gain on securities transactions	68	(1)	56	930	729
Loss on debt extinguishment	—	—	—	(707)	(520)
Net loss on loans held-for-sale and other real estate owned	(33)	—	(398)	(34)	(529)
Net loss on other assets	(76)	(224)	(100)	(392)	(739)

Non-interest income:
Insurance income	2,912	3,137	2,913	13,846	13,783
Trust and investment income	2,739	2,692	2,489	10,589	9,577
Deposit account service charges	2,663	2,833	2,780	10,662	10,845
Electronic banking income	2,486	2,765	2,425	10,353	8,958
Bank owned life insurance income	503	491	170	1,414	598
Mortgage banking income	452	427	390	1,304	1,317
Commercial loan swap fee income	79	569	281	1,076	565
Other non-interest income	277	624	653	1,826	1,798
Total non-interest income	12,111	13,538	12,101	51,070	47,441

Non-interest expense:
Salaries and employee benefits costs	14,552	14,584	13,723	57,433	59,216
Net occupancy and equipment expense	2,580	2,768	2,934	10,735	11,207
Professional fees	2,193	1,661	1,753	7,436	7,295
Electronic banking expense	1,424	1,650	1,448	5,992	5,300
Data processing and software expense	1,260	741	1,001	3,763	3,671
Amortization of other intangible assets	1,007	1,008	1,133	4,030	4,077
Franchise taxes	642	529	416	2,192	1,968
Communication expense	531	518	564	2,261	2,286
Marketing expense	402	380	663	1,594	2,838
Foreclosed real estate and other loan expenses	319	189	245	859	1,276
FDIC insurance expense	193	549	568	1,899	2,084
Other non-interest expense	2,179	2,265	2,829	8,717	13,863
Total non-interest expense	27,282	26,842	27,277	106,911	115,081
Income before income taxes	10,744	11,448	3,008	45,282	14,816
Income tax expense	3,336	3,656	425	14,125	3,875
Net income	$7,408	$7,792	$2,583	$31,157	$10,941

PER COMMON SHARE DATA:
Earnings per share – Basic	$0.41	$0.43	$0.14	$1.72	$0.62
Earnings per share – Diluted	$0.41	$0.43	$0.14	$1.71	$0.61
Cash dividends declared per share	$0.17	$0.16	$0.15	$0.64	$0.60

Weighted-average shares outstanding – Basic	18,009,056	17,993,443	18,142,997	18,013,693	17,555,140
Weighted-average shares outstanding – Diluted	18,172,030	18,110,710	18,278,272	18,155,463	17,687,795
Actual shares outstanding (end of period)	18,200,067	18,195,986	18,404,864	18,200,067	18,404,864

CONSOLIDATED BALANCE SHEETS

	December 31,
(in $000’s)	2016	2015

Assets
Cash and cash equivalents:
Cash and due from banks	$58,129	$53,663
Interest-bearing deposits in other banks	8,017	17,452
Total cash and cash equivalents	66,146	71,115

Available-for-sale investment securities, at fair value (amortized cost of
$777,017 at December 31, 2016 and $780,304 at December 31, 2015)	777,940	784,701
Held-to-maturity investment securities, at amortized cost (fair value of
$43,227 at December 31, 2016 and $45,853 at December 31, 2015)	43,144	45,728
Other investment securities, at cost	38,371	38,401
Total investment securities	859,455	868,830

Loans, net of deferred fees and costs	2,224,936	2,072,440
Allowance for loan losses	(18,429)	(16,779)
Net loans	2,206,507	2,055,661

Loans held-for-sale	4,022	1,953
Bank premises and equipment, net of accumulated depreciation	53,616	53,487
Goodwill	132,631	132,631
Other intangible assets	13,387	16,986
Other assets	96,584	58,307
Total assets	$3,432,348	$3,258,970

Liabilities
Deposits:
Non-interest-bearing deposits	$734,421	$717,939
Interest-bearing deposits	1,775,301	1,818,005
Total deposits	2,509,722	2,535,944

Short-term borrowings	305,607	160,386
Long-term borrowings	145,155	113,670
Accrued expenses and other liabilities	36,603	29,181
Total liabilities	2,997,087	2,839,181

Stockholders' Equity
Preferred stock, no par value (50,000 shares authorized, no shares issued
at December 31, 2016 and December 31, 2015)	—	—
Common stock, no par value, 24,000,000 shares authorized, 18,939,091 shares issued at December 31, 2016 and 18,931,200 shares issued at December 31, 2015, including shares in treasury	344,404	343,948
Retained earnings	110,294	90,790
Accumulated comprehensive loss, net of deferred income taxes	(1,554)	(359)
Treasury stock, at cost, 795,758 shares at December 31, 2016 and 586,686 shares at December 31, 2015	(17,883)	(14,590)
Total stockholders' equity	435,261	419,789
Total liabilities and stockholders' equity	$3,432,348	$3,258,970

SELECTED FINANCIAL INFORMATION

	December 31,	September 30,	June 30,	March 31,	December 31,
(in $000’s, end of period)	2016	2016	2016	2016	2015
Loan Portfolio
Commercial real estate, construction	$94,726	$81,080	$98,993	$81,381	$75,899
Commercial real estate, other	736,023	728,878	708,910	728,199	736,276
Commercial and industrial	422,339	400,042	378,352	367,810	351,719
Residential real estate	535,925	545,161	555,123	565,749	565,555
Home equity lines of credit	111,492	111,196	109,017	107,701	106,429
Consumer, indirect	252,832	230,286	207,116	183,797	167,096
Consumer, other	70,519	71,491	70,065	68,395	68,018
Deposit account overdrafts	1,080	1,074	1,214	2,083	1,448
Total loans	$2,224,936	$2,169,208	$2,128,790	$2,105,115	$2,072,440
Total acquired loans (a)	$516,832	$551,021	$591,967	$627,819	$657,801
Total originated loans	$1,708,104	$1,618,187	$1,536,823	$1,477,296	$1,414,639
Deposit Balances
Non-interest-bearing deposits	$734,421	745,468	699,695	716,202	$717,939
Interest-bearing deposits:
Interest-bearing demand accounts	$278,975	$270,490	$252,119	$254,241	$250,023
Retail certificates of deposit	384,861	406,866	418,748	439,460	448,992
Money market deposit accounts	407,754	411,111	401,828	395,022	394,119
Governmental deposit accounts	251,671	286,716	300,639	313,904	276,639
Savings accounts	436,344	438,087	438,952	434,381	414,375
Brokered certificates of deposits	15,696	16,719	20,990	33,873	33,857
Total interest-bearing deposits	1,775,301	1,829,989	1,833,276	1,870,881	1,818,005
Total deposits	$2,509,722	$2,575,457	$2,532,971	$2,587,083	$2,535,944
Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing	$3,771	$4,161	$5,869	$6,746	$5,969
Nonaccrual loans	21,325	19,346	15,582	13,579	13,531
Total nonperforming loans (NPLs)	25,096	23,507	21,451	20,325	19,500
Other real estate owned (OREO)	661	719	679	679	733
Total NPAs	$25,757	$24,226	$22,130	$21,004	$20,233
Criticized loans (b)	$99,182	$99,294	$106,616	$119,368	$122,147
Classified loans (c)	$57,736	$53,755	$51,762	$57,409	$60,315
Allowance for loan losses as a percent of NPLs (d)(e)	73.43%	77.50%	83.16%	84.92%	86.05%
NPLs as a percent of total loans (d)(e)	1.13%	1.08%	1.01%	0.97%	0.94%
NPAs as a percent of total assets (d)(e)	0.75%	0.72%	0.66%	0.64%	0.62%
NPAs as a percent of total loans and OREO (d)(e)	1.16%	1.11%	1.04%	1.00%	0.98%
Criticized loans as a percent of total loans (b)(d)	4.46%	4.58%	5.01%	5.67%	5.89%
Classified loans as a percent of total loans (c)(d)	2.59%	2.48%	2.43%	2.73%	2.91%
Allowance for loan losses as a percent of originated
loans, net of deferred fees and costs (d)	1.08%	1.13%	1.16%	1.17%	1.19%
Capital Information (f)
Common Equity Tier 1 capital ratio	12.91%	13.04%	13.03%	13.10%	13.36%
Tier 1 risk-based capital ratio	13.21%	13.34%	13.33%	13.41%	13.67%
Total risk-based capital ratio (Tier 1 and Tier 2)	14.11%	14.24%	14.23%	14.29%	14.54%
Leverage ratio	9.66%	9.71%	9.56%	9.45%	9.52%
Common Equity Tier 1 capital	$306,506	$301,222	$295,148	$288,787	$288,416
Tier 1 capital	313,430	308,099	301,977	295,569	295,151
Total capital (Tier 1 and Tier 2)	334,957	328,948	322,413	314,896	313,974
Total risk-weighted assets	$2,373,359	$2,309,951	$2,265,022	$2,203,776	$2,158,713
Tangible equity to tangible assets (g)	8.80%	9.13%	9.10%	8.88%	8.69%

(a) Includes all loans acquired in 2012 and thereafter.
(b) Includes loans categorized as watch, substandard or doubtful.
(c) Includes loans categorized as substandard or doubtful.
(d) Data presented as of the end of the period indicated.
(e) Nonperforming loans include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and other real estate owned.
(f) December 31, 2016 data based on preliminary analysis and subject to revision.
(g) These ratios represent non-GAAP financial measures since they exclude the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release.

PROVISION FOR LOAN LOSSES INFORMATION

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2016	2016	2015	2016	2015
Provision for Loan Losses
Provision for loan losses	$480	$978	$7,100	$2,890	$13,485
Provision for checking account overdrafts	231	168	138	649	612
Total provision for loan losses	$711	$1,146	$7,238	$3,539	$14,097

Net Charge-Offs (Recoveries)
Gross charge-offs	$1,076	$1,263	$14,003	5,198	$16,761
Recoveries	575	498	364	3,308	1,562
Net charge-offs	$501	$765	$13,639	$1,890	$15,199

Net Charge-Offs (Recoveries) by Type
Commercial real estate, other	$3	$10	$46	$(1,141)	$198
Commercial and industrial	(56)	—	13,145	711	13,478
Residential real estate	(22)	23	(16)	333	316
Home equity lines of credit	(7)	21	(3)	17	6
Consumer	381	542	295	1,370	598
Deposit account overdrafts	202	169	172	599	603
Total net charge-offs	$501	$765	$13,639	$1,889	$15,199

As a percent of average gross loans (annualized)	0.09%	0.14%	2.63%	0.09%	0.78%

SUPPLEMENTAL INFORMATION

	December 31,	September 30,	June 30,	March 31,	December 31,
(in $000’s, end of period)	2016	2016	2016	2016	2015

Trust assets under management	$1,301,509	$1,292,044	$1,280,004	$1,254,824	$1,275,253
Brokerage assets under management	777,771	754,168	729,519	706,314	664,153
Mortgage loans serviced for others	$395,981	$389,090	$380,741	$383,531	$390,398
Employees (full-time equivalent)	782	799	803	821	817

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME

	Three Months Ended
	December 31, 2016			September 30, 2016			December 31, 2015
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$8,520	$13	0.61%	$8,663	$10	0.46%	$12,840	$8	0.25%
Other long-term investments	—	—	—%	—	—	—%	1,096	2	0.72%
Investment securities (a)(b)	862,355	5,816	2.70%	849,266	5,686	2.68%	880,938	5,911	2.68%
Gross loans (b)(c)	2,184,398	24,037	4.34%	2,133,993	23,531	4.35%	2,060,268	23,024	4.41%
Allowance for loan losses	(18,254)			(17,787)			(22,867)
Total earning assets	3,037,019	29,866	3.89%	2,974,135	29,227	3.89%	2,932,275	28,945	3.91%

Intangible assets	146,489			147,466			150,717
Other assets	203,011			203,035			157,612
Total assets	$3,386,519			$3,324,636			$3,240,604

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$436,733	$58	0.05%	$439,464	$59	0.05%	$409,827	$55	0.05%
Government deposit accounts	273,263	126	0.18%	311,650	152	0.19%	284,079	147	0.21%
Interest-bearing demand accounts	275,653	65	0.09%	264,182	61	0.09%	239,627	43	0.07%
Money market deposit accounts	407,171	202	0.20%	400,749	175	0.17%	393,219	158	0.16%
Brokered certificates of deposits	15,838	95	2.39%	17,832	163	3.64%	33,849	318	3.73%
Retail certificates of deposit	397,368	863	0.86%	412,466	817	0.79%	456,516	769	0.67%
Total interest-bearing deposits	1,806,026	1,409	0.31%	1,846,343	1,427	0.31%	1,817,117	1,490	0.33%

Short-term borrowings	213,852	207	0.39%	143,814	109	0.30%	141,081	74	0.21%
Long-term borrowings	145,677	1,066	2.92%	147,732	1,071	2.89%	114,148	1,002	3.50%
Total borrowed funds	359,529	1,273	1.41%	291,546	1,180	1.61%	255,229	1,076	1.68%
Total interest-bearing liabilities	2,165,555	2,682	0.49%	2,137,889	2,607	0.49%	2,072,346	2,566	0.49%

Non-interest-bearing deposits	743,389			709,432			716,339
Other liabilities	39,337			38,709			29,218
Total liabilities	2,948,281			2,886,030			2,817,903

Stockholders’ equity	438,238			438,606			422,701
Total liabilities and equity	$3,386,519			$3,324,636			$3,240,604

Net interest income/spread (b)		$27,184	3.40%		$26,620	3.40%		$26,379	3.42%
Net interest margin (b)			3.54%			3.54%			3.56%

(a) Average balances are based on carrying value.
(b) Interest income and yields are presented on a fully tax-equivalent basis using a 35% federal statutory tax rate.
(c) Average balances include nonaccrual, impaired loans and loans held-for-sale. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status and related interest income on loans originated for sale prior to the loan being sold. Loan fees included in interest income were immaterial for all periods presented.

	Year Ended
	December 31, 2016			December 31, 2015
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$9,667	$50	0.52%	$50,858	$123	0.24%
Other long-term investments	—	—	—%	1,261	12	0.95%
Investment securities (a)(b)	866,021	23,416	2.70%	833,757	22,838	2.74%
Gross loans (b)(c)	2,133,175	94,005	4.41%	1,952,241	87,338	4.47%
Allowance for loan losses	(17,564)			(19,174)
Total earning assets	2,991,299	117,471	3.90%	2,818,943	110,311	3.91%

Intangible assets	147,981			144,013
Other assets	181,167			148,897
Total assets	$3,320,447			$3,111,853

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$434,140	$231	0.05%	$388,802	$209	0.05%
Government deposit accounts	296,590	570	0.19%	276,367	597	0.22%
Interest-bearing demand accounts	260,788	217	0.08%	222,868	178	0.08%
Money market deposit accounts	401,693	702	0.17%	384,258	614	0.16%
Brokered certificates of deposits	24,231	846	3.49%	36,303	1,352	3.72%
Retail certificates of deposit	423,680	3,376	0.80%	465,861	3,256	0.70%
Total interest-bearing deposits	1,841,122	5,942	0.32%	1,774,459	6,206	0.35%

Short-term borrowings	159,169	508	0.32%	100,437	182	0.18%
Long-term borrowings	131,386	4,129	3.14%	135,248	4,333	3.20%
Total borrowed funds	290,555	4,637	1.60%	235,685	4,515	1.92%
Total interest-bearing liabilities	2,131,677	10,579	0.50%	2,010,144	10,721	0.53%

Non-interest-bearing deposits	722,291			663,395
Other liabilities	33,813			31,018
Total liabilities	2,887,781			2,704,557

Stockholders’ equity	432,666			407,296
Total liabilities and equity	$3,320,447			$3,111,853

Net interest income/spread (b)		$106,892	3.40%		$99,590	3.38%
Net interest margin (b)			3.54%			3.53%

(a) Average balances are based on carrying value.
(b) Interest income and yields are presented on a fully tax-equivalent basis using a 35% federal statutory tax rate.
(c) Average balances include nonaccrual, impaired loans and loans held-for-sale. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status and related interest income on loans originated for sale prior to the loan being sold. Loan fees included in interest income were immaterial for all periods presented.

NON-GAAP FINANCIAL MEASURES
The following non-GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2016	2016	2015	2016	2015

Core non-interest income:
Total non-interest income	$12,111	$13,538	$12,101	$51,070	$47,441
Plus: System upgrade revenue waived	85	—	—	85	—
Core non-interest income	$12,196	$13,538	$12,101	$51,155	$47,441

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2016	2016	2015	2016	2015

Core non-interest expenses:
Total non-interest expense	$27,282	$26,842	$27,277	$106,911	$115,081
Less: System upgrade costs	746	423	—	1,259	—
Less: acquisition-related costs	—	—	838	—	10,722
Less: pension settlement charges	—	—	5	—	459
Less: other non-core charges	—	—	407	—	592
Core non-interest expenses	$26,536	$26,419	$26,027	$105,652	$103,308

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2016	2016	2015	2016	2015

Efficiency ratio:
Total non-interest expense	$27,282	$26,842	$27,277	$106,911	$115,081
Less: Amortization of other intangible assets	1,007	1,008	1,133	4,030	4,077
Adjusted non-interest expense	26,275	25,834	26,144	102,881	111,004

Total non-interest income	12,111	13,538	12,101	51,070	47,441

Net interest income	26,667	26,123	25,864	104,865	97,612
Add: Fully tax-equivalent adjustment	517	497	515	2,027	1,978
Net interest income on a fully taxable-equivalent basis	27,184	26,620	26,379	106,892	99,590

Adjusted revenue	$39,295	$40,158	$38,480	$157,962	$147,031

Efficiency ratio	66.87%	64.33%	67.94%	65.13%	75.50%

Efficiency ratio adjusted for non-core items:
Core non-interest expenses	$26,536	$26,419	$26,027	$105,652	$103,308
Less: Amortization of other intangible assets	1,007	1,008	1,133	4,030	4,077
Adjusted non-interest expense	25,529	25,411	24,894	101,622	99,231

Core non-interest income	$12,196	$13,538	$12,101	$51,155	$47,441
Net interest income on a fully taxable-equivalent basis	27,184	26,620	26,379	106,892	99,590

Adjusted core revenue	$39,380	$40,158	$38,480	$158,047	$147,031

Efficiency ratio adjusted for non-core items	64.83%	63.28%	64.69%	64.30%	67.49%

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(in $000’s)	2016	2016	2016	2016	2015

Tangible Equity:
Total stockholders' equity, as reported	$435,261	$440,637	$437,753	$428,486	$419,789
Less: goodwill and other intangible assets	146,018	147,005	147,971	148,997	149,617
Tangible equity	$289,243	$293,632	$289,782	$279,489	$270,172

Tangible Assets:
Total assets, as reported	$3,432,348	$3,363,585	$3,333,455	$3,294,929	$3,258,970
Less: goodwill and other intangible assets	146,018	147,005	147,971	148,997	149,617
Tangible assets	$3,286,330	$3,216,580	$3,185,484	$3,145,932	$3,109,353

Tangible Book Value per Common Share:
Tangible equity	$289,243	$293,632	$289,782	$279,489	$270,172
Common shares outstanding	18,200,067	18,195,986	18,185,708	18,157,932	18,404,864

Tangible book value per common share	$15.89	$16.14	$15.93	$15.39	$14.68

Tangible Equity to Tangible Assets Ratio:
Tangible equity	$289,243	$293,632	$289,782	$279,489	$270,172
Tangible assets	$3,286,330	$3,216,580	$3,185,484	$3,145,932	$3,109,353

Tangible equity to tangible assets	8.80%	9.13%	9.10%	8.88%	8.69%

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2016	2016	2015	2016	2015

Pre-Provision Net Revenue:
Income before income taxes	$10,744	$11,448	$3,008	$45,282	$14,816
Add: provision for loan losses	711	1,146	7,238	3,539	14,097
Add: net loss on debt extinguishment	—	—	—	707	520
Add: net loss on loans held-for-sale and OREO	33	—	397	34	529
Add: net loss on securities transactions	—	1	—	1	—
Add: net loss on other assets	76	224	100	427	739
Less: net gain on securities transactions	68	—	56	931	729
Less: net gain on other assets		—	—	35	—
Pre-provision net revenue	$11,496	$12,819	$10,687	$49,024	$29,972

Pre-provision net revenue	$11,496	$12,819	$10,687	$49,024	$29,972
Total average assets	3,386,519	3,324,636	3,240,604	3,320,447	3,111,853

Pre-provision net revenue to total average assets (annualized)	1.35%	1.53%	1.31%	1.48%	0.96%

END OF RELEASE